RESIGNATION

I, S. Clayton Wood do hereby resign as President and Chief Operating Officer of XZERES Wind Corp., a Nevada Corporation, effective immediately.

DATED: May 3, 2011

/s/S. Clayton Wood

S. Clayton Wood